Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement on Form S-1, filed pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated June 7, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of FaceBank Group, Inc. and Subsidiaries as of December 31, 2018 and for the year ended December 31, 2018, which report appears in the Prospectus, which is part of the Registration Statement of fuboTV Inc. (f/k/a FaceBank Group, Inc.) on Amendment No. 3 to Form S-1 File No. 333-243876. We were dismissed as auditors on March 31, 2020 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus, which is part of the Registration Statement of fuboTV Inc. (f/k/a FaceBank Group, Inc.) on Amendment No. 3 to Form S-1 File No. 333-243876 for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus, which is part of the Registration Statement of fuboTV Inc. (f/k/a FaceBank Group, Inc.) on Amendment No. 3 to Form S-1 File No. 333-243876.

/s/ Marcum llp
Marcum llp
New York, NY
October 7, 2020